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                                                                    Exhibit 99.1


                              Heidrick & Struggles

NEWS                                                       FOR IMMEDIATE RELEASE

                         HEIDRICK & STRUGGLES ANNOUNCES
                          RESIGNATION OF BOARD DIRECTOR

CHICAGO (June 20, 2003)--Heidrick & Struggles International, Inc. (Nasdaq:
HSII), the world's premier executive search and leadership consulting firm, today announced that Carlene M. Ziegler, Co-founder and Managing Partner of Artisan Partners LP, has resigned from the Heidrick & Struggles Board of Directors, effective immediately.

Ziegler, who joined the Board in December 1999, explained her decision: "My time commitments have increased and, because I believe the composition of the Board is in good shape, I felt I could step down at this time."

Gerard R. Roche, Senior Chairman and Acting Chief Executive Officer, expressed his appreciation to Ziegler: "Since our early days as a public company, Carlene has been a tireless contributor to the Heidrick & Struggles Board, serving on several Board committees and as the first chair of the Audit Committee. She has added tremendous value to our firm, enlightening our Board with a distinctive investor point of view. We thank Carlene for her dedicated service and leadership, and wish her well."

Following Ziegler's resignation, there are five members on the Heidrick & Struggles Board of Directors, four of whom are independent. The company expects to add at least two additional directors to its Board before the end of this year.

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About Heidrick & Struggles International, Inc.
Heidrick & Struggles International, Inc. is the world's premier provider of executive search and leadership consulting services. Currently, approximately 1,300 Heidrick & Struggles search professionals and employees operate from locations primarily in North America, Latin America, Europe, and Asia Pacific. For 50 years, Heidrick & Struggles has specialized in chief executive, board member and senior-level management search assignments for a broad spectrum of clients: multi-national corporations, mid-cap and start-up companies, nonprofit entities, educational institutions, foundations, associations and governmental units. The company is expanding its range of complementary services to offer solutions to senior management teams for their leadership needs, including executive assessment, interim executive placement, and professional development. For more information about Heidrick & Struggles, visit www.heidrick.com.

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Contact
Eric Sodorff (media)
312-496-1613 or esodorff@heidrick.com
Lynn McHugh (analysts)
312-496-1593 or lmchugh@heidrick.com